Exhibit 4.4
Harris Interactive UK Limited
UK Share Incentive Plan (“the Plan”):
Partnership and Matching Share Agreement
This agreement is between:
          Participant (“the Participant”)
Name:
Home Address:

Payroll Number

Company (“the Company”)		Trustees (“the Trustees”)
Name:	Harris Interactive UK Ltd	Name:	Equiniti Share Plan Trustees Ltd
Registered Address:	Watermans Park	Registered Address:	Aspect House
	High Street		Spencer Road
	Brentford		Lancing
	TW8 0BB		West Sussex
Registered Number:	2802862		BN99 6DA
		Registered Number:	3925002
This Partnership and Matching Share Agreement sets out the terms on which the Participant agrees to buy shares under the terms of the Plan and is subject to the Rules of the Plan. The definitions in the Plan Rules apply to this agreement.
NOTICE TO PARTICIPANT ABOUT POSSIBLE EFFECT ON BENEFITS
Deductions from your pay to buy Partnership Shares under this agreement may affect your entitlement to, or the level of, some contributory social security benefits, statutory maternity pay and statutory sick pay. They may also have a similar effect in respect of any contributory social security benefits paid to your spouse or civil partner. With this agreement you should have been given information on the effect of deductions from your pay to buy partnership shares on entitlement to social security benefits, statutory sick pay and statutory maternity pay. The effect is particularly significant if your earnings are brought below the lower earnings limit for National Insurance purposes, and is explained in the information: it is therefore important that you read it. If you have not been given a copy, ask your employer for it. Otherwise a copy may be obtained from any office of HM Revenue & Customs, the Department for Work and Pensions or, in Northern Ireland, the Department for Social Development. You should take the information you have been given into account in deciding whether to buy Partnership Shares.
PARTICIPANT
1.	I agree to allow my employer to deduct the amount shown below from my salary each month to buy shares in Harris Interactive Inc under the Plan. I have read the terms and conditions overleaf and agree to be bound by the Trust Deed and Rules of the Plan.
Amount of contribution per month (The minimum amount you can contribute is £10 per month up to a maximum of £125. Please note that your total contributions cannot exceed 10% of your cumulative salary at any point during the tax year and they will automatically be scaled down to an amount equal to this if necessary).

£

2.	I agree that these deductions will be used to buy Partnership Shares in Harris Interactive Inc.

3.	I agree that my employing company will pay my Deductions to the Trustees as soon as possible and the Trustees will hold my Deductions in an account complying with paragraph 49(3) of the Schedule 2, ITEPA 2003 for 6 months from the start date of the relevant Accumulation Period, The accumulated Deductions will be used to purchase Shares in Harris Interactive Inc for me at the end of each Accumulation Period.

4.	I agree to accept Matching Shares in Harris Interactive Inc awarded to me under the Plan and leave them in the hands of the Trustees, and not to assign, charge or otherwise dispose of my beneficial interest in the shares for the whole of the Holding Period of 3 years.
PLEASE USE BLOCK CAPITALS AND READ THE WHOLE OF THE AGREEMENT BEFORE SIGNING

5.	I elect that all dividends paid on my shares will be used by the Trustees to buy more shares in Harris Interactive Inc for me according to the rules of the Plan* and leave them in the hands of the Trustees, and not to assign, charge or otherwise dispose of my beneficial interest in the shares for the whole of the Holding Period of 3 years.

*	If you do not want your dividends to be reinvested please delete paragraph 5 above.
6.	I understand that shares are traded on the NASDAQ and may fall in value as well as rise and that changes in the exchange rates can decrease the local value of my Shares and dividends (if any) and I accept that neither Harris Interactive Inc nor any other Group Company shall have any liability for any losses suffered as a result of these risks materialising.

7.	I have read this Partnership and Matching Share Agreement, including the Schedule attached and agree to be bound by it, the Trust Deed and the Rules of the Plan.
COMPANY
8.	The Company agrees to arrange for shares in Harris Interactive Inc to be bought for me, according to the rules of the Plan.

9.	The Company agrees to provide me with three (3) Matching Share for every seventeen (17) Partnership Shares which I am entitled to keep. I also understand that these Matching Shares must be withdrawn from the Plan in the event that I cease to be a Group Employee.

10.	The Company undertakes to notify me of any restriction on the amounts that may be deducted from my Salary and the number of Partnership Shares available to buy.
TRUSTEES
11.	The Trustees agree to keep my Salary deductions in a bank account until they are used to buy shares in Harris Interactive Inc for me.

Signature:	Date: ___/ ___/___

PLEASE USE BLOCK CAPITALS AND READ THE WHOLE OF THE AGREEMENT BEFORE SIGNING

Schedule
Rights and Obligations
1.	Participation in the Plan does not affect the Participant’s rights, entitlements or obligations under his contract of employment, and does not given him any rights or additional rights to compensation or damages if his employment ceases.

2.	Information held about the Participant may be held by his employing company (or any agent or administrator acting on its behalf) and the Participant consents to such persons using or sending data about him in order to provide him with services or improved services under the Plan and to any such data being processed by agents of the Company (wherever located) and, where necessary, may be transmitted outside of the European Union and European Economic Area.

3.	The Participant agrees to allow the Trustees to sell some of his Shares to pay any employment income tax and employee’s national insurance contributions due under PAYE from the Plan trustees in respect of his Shares unless the Participant provides sufficient funds in advance to pay these amounts.

4.	The Participant can at any time withdraw from this Partnership and Matching Share Agreement by delivering a completed Withdrawal Notice. The Withdrawal Notice or other written instruction will be actioned as soon after receipt as is reasonable considering payroll cut-off dates. Any Partnership Shares Money not already used to purchase Partnership Shares (less any income tax and employees’ national insurance contributions due) will be returned to the Participant. Income tax and employees’ national insurance contributions may fall due when the Participant withdraws his Partnership Shares from the Plan.

5.	The Participant may stop his Deductions at any time. However, the Participant must deliver a completed Change of Contribution Notice in good time and prior to the applicable payroll cut-off date. The Participant will then be able to re-start his Deductions by delivering a later Change of Contribution Notice. The Participant can deliver a Change of Contribution Notice to re-start Deductions no more than once in any Accumulation Period. The Participant will not be allowed to make up any deductions not made in the intervening period.

6.	In addition to the Participant having the right to stop his Deductions at any time, the Participant is allowed to vary his Deductions once during each Accumulation Period by delivering a Change of Contribution Notice to vary his contributions on the same terms as specified at 5 above.

7.	The Company is making 50,000 Partnership Shares available during each Accumulation Period. The Participant agrees that the Deductions from his Salary and the numbers of Shares that he receives may be scaled down if this limit on the number of Shares is exceeded. The Company may change this limit for subsequent Accumulation Periods.

8.	The Participant agrees that any Deductions not used to buy Shares will be carried forward and added to the next Deduction or Accumulation Period unless the Plan is discontinued or he withdraws from the Plan, in which case the Company will return to the Participant any Deductions that have not yet been applied to purchase Shares as soon as practicable.

9.	If during any Accumulation Period the Participant cease to be a Group Employee no further Deductions shall be made, and the Participant may ask for any Deductions not used to purchase Shares under the terms of the Plan (less any income tax or employees’ national insurance contributions due) to be refunded to him as soon as possible. The Participant will not normally be able to purchase further Shares under the Plan.

10.	Shares carry the right to vote at general meetings. This is the Participant’s right but as the Shares will be held in the Trustee’s name, the Participant needs to instruct the Trustees how to vote on his behalf if he wants them to do so.

11.	If there is a rights issue The Participant agrees to allow the Trustees to sell some of the rights attached to his plan, in order to fund the exercise of the rights attached to other Plan Shares.

12.	The ratio of Matching Shares to Partnership shares is three (3) Matching Shares for every seventeen (17) Partnership Shares and may be varied by the Company.

13.	If the ratio varies, the Company will notify the Participant before the Partnership Shares are acquired.
Accumulation Periods
14.	The First Accumulation Period the period specified in this Agreement.

15.	The First Accumulation Period will start on 1 January 2008. Subsequent Accumulation Periods will be 6 month periods starting on each 1 January and 1 July date until the Company issues a Termination Notice or the Participant withdraws from the Plan.
Deductions from Salary held by the Participant’s employer
16.	No interest will accrue on Deductions held by the Participant’s employer or the Trustee as the Deductions will not be held on an interest bearing account. If on a later date the Deductions are held on an interest bearing account, the Trustee will pay the interest to the Participant.
Partnership Shares
17.	Partnership Shares will be held by the Trust established in connection with the Plan on the Participant’s behalf.
Monthly Deductions
18.	The monthly Deductions shall be an amount of the Participant’s pre-tax salary which will be deducted during each payroll period and applied to purchase Shares under the terms of the Plan. This amount shall not be less than £10, and shall not exceed £125 for any Participant or the lower limit specified in the Invitation (provided that the Company may change these limits as permitted by the relevant tax legislation and will notify the Participant of the changes for any subsequent Accumulation Periods). The permitted monthly Deductions shall remain in effect for the whole of the Agreement until the Participant issues a Variation of Contributions Notice or withdraws from the Plan.
Purchase Date
19.	Shares under the Plan will be purchased for the Participant within 30 days of the end of the Accumulation Period at the specified Acquisition Price.
Dividends
20.	Cash Dividends will be used to buy more shares (Dividend Shares) for the Participant.

21.	Any amount over £1,500 in each tax year will be paid to the Participant.

22.	Any amount below £1,500 not used to buy shares will be carried forward and added to the next cash dividend to be reinvested.
PLEASE USE BLOCK CAPITALS AND READ THE WHOLE OF THE AGREEMENT BEFORE SIGNING

23.	The Participant may elect that any dividends will be paid directly into the bank account into which the Company pays his salary and that the Company will provide these details to the Trustee before each dividend payment is made. The Participant understands that the Trustees will only use those details for that sole purpose.
Acquisition Price
24.	The Acquisition price for the Shares shall be the lesser of the value of the Shares on the first day of the Accumulation Period and on the Acquisition Date.

25.	The money saved will need to be converted into US Dollars using the Bank of England exchange rate for the Acquisition Date.
Term of Agreement
26.	The Company intends to continue to operate the Plan for the foreseeable future but reserves the right to change, amend or limit the terms on which Partnership Shares and/or Matching Shares are offered or to end the current offer under the Plan at any time, subject to the Trust Deed and Plan Rules. In such an event, this agreement shall end with effect from the date on which the Company (on behalf of the Trustees as appropriate) shall specify in its notice (“a Termination Notice”) to Participants that no further deductions from salary shall be made.
Shares
27.	In this Partnership and Matching Share Agreement, the terms Shares (and so Matching and Partnership Shares) refer to common stock in Harris Interactive Inc.
PLEASE USE BLOCK CAPITALS AND READ THE WHOLE OF THE AGREEMENT BEFORE SIGNING

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